Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A of Fidelity Union Street Trust II: Fidelity Daily Income Trust and Spartan Arizona Municipal Money Market Fund, of our reports dated October 3, 1997 and September 30, 1997, respectively, on the financial statements and financial highlights included in the August 31, 1997 Annual Reports to Shareholders of Fidelity Daily Income Trust and Spartan Arizona Municipal Money Market Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/S/COOPERS & LYBRAND L.L.P.
Boston, Massachusetts      COOPERS & LYBRAND L.L.P
October 15, 1997